Exhibit 10.19

               February 13, 2014

Mr. Jonathan M. Tisch
667 Madison Avenue
New York, New York, 10065

Dear Mr. Tisch:

Reference is made to your Amended and Restated Employment Agreement with Loews Corporation (the "Company") dated February 14, 2012, as amended on February 12, 2013 (the "Employment Agreement").

This will confirm our agreement that the Employment Agreement is amended as follows:

1.      Term of Employment.  The period of your employment under and pursuant to the Employment Agreement is hereby extended for an additional period through and including March 31, 2015 upon all the terms, conditions and provisions of the Employment Agreement, as hereby amended.

2      Compensation.  You shall be paid as basic compensation (the "Basic Compensation") for your services to the Company and its subsidiaries under and pursuant to the Employment Agreement a salary at the rate of Nine Hundred Seventy-Five Thousand ($975,000) Dollars per annum through March 31, 2015.  Basic Compensation shall be payable in accordance with the Company's customary payroll practices as in effect from time to time, and shall be subject to such increases as the Board of Directors of the Company, in its sole discretion, may from time to time determine.

3.       Incentive Compensation Plan.  In addition to receipt of Basic Compensation under the Employment Agreement, you shall participate in the Incentive Compensation Plan for Executive Officers of the Company (the "Compensation Plan") and shall be eligible to receive incentive compensation under the Compensation Plan as may be awarded in accordance with its terms.

4.      Other Compensation.  The compensation provided pursuant to this Letter Agreement shall be exclusive of compensation and fees, if any, to which you may be entitled as an officer or director of a subsidiary of the Company.

Except as herein modified or amended, the Employment Agreement shall remain in full force and effect.

Mr. Jonathan M. Tisch
February 13, 2014

If the foregoing is in accordance with your understanding, would you please sign the enclosed duplicate copy of this Letter Agreement at the place indicated below and return the same to us for our records.

Very truly yours,

LOEWS CORPORATION

	By:	/s/ Gary W. Garson
Gary W. Garson
Senior Vice President

Accepted and Agreed to:

/s/ Jonathan M. Tisch
Jonathan M. Tisch